Exhibit 15.2

Our refJVZ/765236-000002/28811648v1

Kingsoft Cloud Holdings Limited

Building D, Xiaomi Science and Technology Park

No. 33 Xierqi Middle Road

Haidian District, Beijing

100085, the People’s Republic of China

30 April 2024

Dear Sir or Madam

Kingsoft Cloud Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Kingsoft Cloud Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference of our name under the heading under the heading “Item 10.B. Additional Information—Memorandum and Articles of Association” and “Item 10.E. Additional Information—Taxation—Cayman Islands Taxation” in the Form 20-F. We further consent to the incorporation by reference of our opinion regarding the legality of certain ordinary shares being registered into the Company's registration statement on Form S-8 (File No. 333- 265051) that was filed on 18 May 2022.

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP